EX-99.B4.d. Income Focus Rider

Income Focus Rider

This rider is designed to provide a payment stream for life.

This rider forms a part of the Base Contract to which it is attached and is effective on the Rider Effective Date shown on the Contract Schedule.  In the case of a conflict with any provision in the Base Contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider.  This rider terminates as indicated under the Conditions for Termination of this Rider section.

Definitions

Definitions specific to this rider that are not in the Base Contract follow.

Base Contract
The contract to which this rider is attached.

Benefit Anniversary
A twelve-month anniversary of the Benefit Date.

Benefit Date
The date Income Focus Payments begin.  It is also the date we first establish the initial annual maximum Income Focus Payment.

Benefit Year
Any period of 12 months commencing with the Benefit Date and each Benefit Anniversary thereafter.

Covered Person(s)
The person(s) on whose life (lives) we base Income Focus Payments.  We determine the Covered Person(s) on the Rider Effective Date.

For single Income Focus Payments.
•	If the Base Contract is solely owned, the Covered Person is the Owner.
•	If the Base Contract is owned by a non-individual, the Covered Person is the Annuitant.
•
If the Base Contract is jointly owned, you may be able to choose which Joint Owner is the Covered Person subject to the Age for Selecting Income Focus shown on the Contract Schedule.  We only allow Joint Owners who are spouses to select this rider.

For joint Income Focus Payments, the Covered Persons must be spouses.

For joint Income Focus Payments under contracts that are not qualified under the tax code:
•	If the Base Contract is jointly owned, the Joint Owners are the Covered Persons; or
•	If the Base Contract is solely owned, one Covered Person must be the sole Owner and Annuitant and the other Covered Person must be the sole primary Beneficiary.

For joint Income Focus Payments under contracts that are qualified under the tax code:
•	If the Base Contract is solely owned, one Covered Person must be the sole Owner and Annuitant and the other Covered Person must be the sole primary Beneficiary; or
•	If the Base Contract is owned by a qualified plan or a custodian, then one Covered Person must be the Annuitant and the other Covered Person must be the sole contingent Beneficiary.

After we issue this rider, you cannot add, remove or replace a Covered Person.

If a person is no longer an Owner, Joint Owner, Annuitant, or Beneficiary as required above, that person no longer qualifies as a Covered Person and we remove him or her as such from this rider.

Spouses must qualify as such under federal law until this rider terminates.  If at any time before this rider terminates Joint Covered Persons are no longer spouses you must send us written notice, and we will remove one Covered Person from this rider and from the Base Contract as an Owner, Joint Owner or Annuitant.

S40848

Definitions continued from the previous page

Covered Person(s) (continued)
Once we remove a person as a Covered Person, he or she cannot be reinstated.

If we remove a Joint Covered Person, we will continue to assess the Rider Charge and calculate the Income Focus Payments as if there are joint Income Focus Payments. Income Focus Payments will continue and end based on the life of the remaining Covered Person.  In addition, we will continue tracking the ages of both original Covered Persons.  Any reference in this rider to the age of the older or younger Covered Person refers to the age of the original older or younger Covered Person.

Daily Transactions
On a Business Day, any Additional Purchase Payments received, any withdrawals taken, or Transfer Fees deducted.  Withdrawals include Income Focus Payments and Excess Withdrawals.

Excess Withdrawal
An Excess Withdrawal is the amount of a withdrawal taken on or after the Benefit Date that, when added to other withdrawals taken during the Benefit Year and the annual actual Income Focus Payment, is greater than the annual maximum Income Focus Payment. We treat any portion of a withdrawal you take while you are receiving Income Focus Payments that is not an Excess Withdrawal as an Income Focus Payment.  An Excess Withdrawal includes any applicable withdrawal charge and reduces the values calculated under this contract as a withdrawal.

You cannot take a partial Excess Withdrawal if the Contract Value, at the end of the Business Day before your withdrawal request, is less than the Minimum Required Value shown on the Contract Schedule. You also cannot take a partial Excess Withdrawal if the Contract Value, at the end of the Business Day that we process your withdrawal request, would be less than the Minimum Required Value shown on the Contract Schedule.  In this case, we send you the total Contract Value, Income Focus Payments stop, and this rider and the Base Contract terminate on the Business Day you took the withdrawal.

Income Focus Payment
The payment we make to you under this rider.

Quarterly Anniversary
The day that occurs three, six, and nine calendar months after the Rider Effective Date or any subsequent Rider Anniversary.  Quarterly Anniversaries also include Rider Anniversaries.

Rider Anniversary
A twelve-month anniversary of the Rider Effective Date.

Rider Year
Any period of 12 months commencing with the Rider Effective Date and each Rider Anniversary thereafter.

Total Income Value
The sum of all Income Values.  The Total Income Value determines the Rider Charge.

S40848                                                                               2

Income Focus

Exercising Income Focus Payments under this Rider
You can begin receiving Income Focus Payments by Authorized Request if, on the Benefit Date, all Covered Person(s) meet the Income Focus Exercise Age shown on the Contract Schedule.   The Available Benefit Dates are shown on the Contract Schedule.  Income Focus Payments begin on the Benefit Date.

Before the Benefit Date, if the Contract Value is reduced to zero for any reason while this rider is in effect, we begin making annual maximum Income Focus Payments to you once all Covered Persons meet the Income Focus Exercise Age.

Beginning on the Benefit Date, the following applies.
•	You cannot make Additional Purchase Payments to the Base Contract.
•	Each Income Focus Payment and Excess Withdrawal reduces the guaranteed values provided by the Death Benefit as a withdrawal.
•	Each Income Focus Payment and Excess Withdrawal reduces the Contract Value and any Bonus Value.

Income Focus Payments
On the Benefit Date and on each Benefit Anniversary, or on the next Business Day if either of these dates are not on a Business Day, we calculate the annual maximum Income Focus Payment, which is equal to the sum of each Income Value multiplied by its associated Income Value Percentage.

You may choose to receive less than the annual maximum Income Focus Payment by Authorized Request on the Benefit Date or within 30 days before any Benefit Anniversary.  Your request is effective on the Benefit Date or on the Benefit Anniversary.  If the Benefit Date or Benefit Anniversary does not occur on a Business Day, your request is effective on the next Business Day.  Any part of the annual maximum Income Focus Payment that you do not withdraw in a given Benefit Year is not added to the annual maximum Income Focus Payment available the next Benefit Year.

The amount you request to receive is the annual actual Income Focus Payment.  On the Benefit Date and on each subsequent Benefit Anniversary, each actual Income Focus Payment for the Benefit Year is equal to the annual actual Income Focus Payment divided by the number of payments you selected to receive each year.  If the Income Focus Payment date does not fall on a Business Day, we make the payment as of the next Business Day.  Income Focus Payments are not subject to a withdrawal charge.

The annual maximum Income Focus Payment must meet the Minimum Income Focus Payment shown on the Contract Schedule or any Income Focus Payments we are making stop, and this rider terminates.  Each actual Income Focus Payment must either be zero or meet the Minimum Income Focus Payment shown on the Contract Schedule.  If we are unable to structure the initial actual Income Focus Payment to meet these restrictions, Income Focus Payments are not available to you.

While the Contract Value is positive, you can change the frequency and/or amount of Income Focus Payments on each Benefit Anniversary for the following Benefit Year.  You must provide notice of any requested change to the frequency and/or amount of actual Income Focus Payments to our Service Center at least 30 days before the Benefit Anniversary.  We change the payment frequency and/or amount on the Benefit Anniversary and the change remains in effect until the Benefit Anniversary you request another change to the actual Income Focus Payments.  You cannot change the frequency or amount of Income Focus Payments on or after the Business Day the Contract Value is reduced to zero.

An Excess Withdrawal reduces each Income Value on the Business Day we process the withdrawal, but does not reduce next year’s annual maximum Income Focus Payment until the Benefit Anniversary that occurs after the Excess Withdrawal.  On the Benefit Anniversary that occurs after the Excess Withdrawal, if the annual maximum Income Focus Payment is less than the Minimum Income Focus Payment shown on the Contract Schedule, we send you the total Contract Value, Income Focus Payments stop, and this rider and the Base Contract terminate.

S40848                                                                               3

Income Focus continued from the previous page

Income Focus Payments (continued)
We deduct each actual Income Focus Payment and any Excess Withdrawal proportionately from the Investment Options.  On each Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary is not on a Business Day, while the Contract Value is positive, we reallocate the Contract Value, and any Bonus Value, among the Investment Options according to your instructions which must comply with any asset allocation restrictions associated with this rider.  You can continue to make transfers between the Investment Options while the Contract Value is positive subject to the provisions set out in the Transfers section of the Base Contract, any asset allocation restrictions associated with this rider, and any market timing restrictions.

When an Income Focus Payment is due, if the Contract Value is positive, but less than the actual Income Focus Payment, we credit the Contract Value with (a) – (b), where:
(a)	is the actual Income Focus Payment; and
(b)	is the Contract Value immediately before we make the actual Income Focus Payment.
We then make the actual Income Focus Payment and reduce the Contract Value to zero.

While you are receiving Income Focus Payments, if the Contract Value is reduced to zero for any reason other than an Excess Withdrawal while this rider is in effect:
•	you can no longer request to receive less than the maximum Income Focus Payment;
•	you can no longer change the frequency of the Income Focus Payments; and
•	you continue to receive the maximum Income Focus Payment at the frequency you previously selected.

Income Values

Income Values
Income Values help determine the annual maximum Income Focus Payment.

Income Values are made up of Purchase Payments received, excluding any associated bonus, which are reduced proportionately by the percentage of Contract Value withdrawn.  Withdrawals include Excess Withdrawals and any applicable withdrawal charges, but not Income Focus Payments.  We reduce each Income Value at the end of the Business Day you take a withdrawal.

For the first Rider Year:
•
If the Rider Effective Date is the Issue Date, the first Income Value is equal to all Purchase Payments, reduced by withdrawals, received before the first contract quarterly anniversary.  The next Income Value is equal to all Purchase Payments, reduced by withdrawals, received on and after the first contract quarterly anniversary and before the first Rider Anniversary.

•
If the Rider Effective Date occurs after the Issue Date, the first Income Value is equal to the Contract Value on the Rider Effective Date excluding any Daily Transactions.  The next Income Value is equal to all Purchase Payments, reduced by withdrawals, received on and after the Rider Effective Date and before the first Rider Anniversary.

For subsequent Rider Years, the Income Value is equal to all Purchase Payments, reduced by withdrawals, received during that Rider Year.

For each period, we establish each Income Value on the Business Day we receive the first Purchase Payment in that period.  We add any Additional Purchase Payments received during that period to the existing Income Value on the Business Day we receive them.

Before the Benefit Date, each Income Value is eligible for a Performance Increase on the second Rider Anniversary that occurs after we establish it.  On the first Rider Anniversary, only the first Income Value is eligible for a Performance Increase.

S40848                                                                               4

Income Values continued from the previous page

Income Value Percentages and Performance Increases
Income Value Percentages help determine the annual maximum Income Focus Payment.

Each Income Value has an associated Income Value Percentage.  Your initial Income Value Percentage for each Income Value is shown on the Contract Schedule.

On each Rider Anniversary before the Benefit Date, and on each Benefit Anniversary after the Benefit Date if you took the entire annual maximum Income Focus Payment during the prior year, you receive a Performance Increase to each Income Value Percentage associated with an eligible Income Value if the Contract Value increases as described below.  The Performance Increase is shown on the Contract Schedule.  Performance Increases are available only before the older Covered Person’s Maximum Birthday shown on the Contract Schedule and if the Contract Value is greater than zero.

On each Rider Anniversary before the Benefit Date, you receive a Performance Increase if the Contract Value is greater than the Contract Value on the prior Rider Anniversary (or on the Rider Effective Date if this is the first Rider Anniversary).  Before we make this comparison, if we received any Purchase Payments during the last Rider Year, we subtract these Purchase Payments from the current Contract Value.  If a Rider Anniversary does not occur on a Business Day, we use Contract Values from the next Business Day.  For the Rider Effective Date and each Rider Anniversary we exclude from that day’s Contract Value any Daily Transactions.

However, if the Rider Effective Date is the Issue Date and this is the first Rider Anniversary, you receive a Performance Increase if the Contract Value, excluding any Daily Transactions and any Purchase Payments received on and after the first contract quarterly anniversary, is greater than the total Purchase Payments received before the first contract quarterly anniversary.

On each Benefit Anniversary you receive a Performance Increase if the Contract Value is greater than the Contract Value on the prior Benefit Anniversary (or Benefit Date if this is the first Benefit Anniversary).  If either of these dates do not occur on a Business Day, we use Contract Values from the next Business Day.  For the Benefit Date and each Benefit Anniversary we exclude from that day’s Contract Value any Daily Transactions.

If we increase the Contract Value to equal the Death Benefit due to a spousal continuation of the contract during the last Rider Year (or Benefit Year), we also subtract the amount of this increase from the Contract Value we determine on the next anniversary when determining Performance Increases.

If you have a Bonus Option contract, we compare Bonus Values instead of Contract Values, and include with each Purchase Payment its associated bonus when determining Performance Increases.

General Provisions

Removing this Rider from the Base Contract
You can remove this rider from the Base Contract on any Quarterly Anniversary while the Contract Value is positive by Authorized Request within 30 days before a Quarterly Anniversary.  Your request is effective on the Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary is not a Business Day.

The date this rider is removed is called the Rider Termination Date, and it is shown on the Contract Schedule Addendum.  On the Rider Termination Date, any Income Focus Payments we were making stop, and we deduct any Rider Charge that was accrued but not yet deducted as the final Rider Charge.

If you remove this rider from the Base Contract, it is no longer available for future selection.

S40848                                                                               5

General Provisions continued from the previous page

Conditions for Termination of this Rider
This rider terminates on the earliest of the following.
•	The Rider Termination Date if you remove this rider from the Base Contract.
•	The date all original Covered Persons no longer qualify as a Covered Person(s) pursuant to this rider.
•	Before the Benefit Date, the older Covered Person’s Maximum Birthday.
•	The Business Day before the Annuity Date.
•	The Business Day we process your request for a full withdrawal, other than a full withdrawal caused by an Income Focus Payment.
•	The Benefit Date if the initial annual maximum Income Focus Payment fails to meet the Minimum Income Focus Payment shown on the Contract Schedule.
•	The Benefit Anniversary that the annual maximum Income Focus Payment fails to meet the Minimum Income Focus Payment shown on the Contract Schedule due to an Excess Withdrawal.
•
Upon the death of an Owner (or Annuitant if the Owner is a non-individual), the end of the Business Day we first receive an Authorized Request of the Death Benefit Payment Option, due proof of death, and any necessary governmental forms from any one Beneficiary.

•	The date of death of the last surviving Covered Person.
•	The Business Day that the Base Contract terminates.

Impact of Divorce
In the event that you and your spouse become divorced after you purchase this rider, we will treat any request to reduce or divide benefits under this contract as a request for a Withdrawal of Contract Value payable to you.  The transaction may be subject to any applicable tax or Withdrawal Charge.

Rider Charge
The Rider Charge for this rider is shown on the Contract Schedule.

The Rider Charge is a charge that is assessed against the Total Income Value as an annualized rate that we accrue each day after the Rider Effective Date up to the date the rider terminates.  If any day that we are to accrue this charge is not a Business Day, we use the Total Income Value at the end of the previous Business Day. We deduct the Rider Charge for each quarter on the earlier of the following: (a) the next Quarterly Anniversary, or the next Business Day if the next Quarterly Anniversary is not a Business Day; or (b) when we deduct the final Rider Charge.  We deduct the Rider Charge from the Contract Value on each Quarterly Anniversary before we use that Contract Value to compute any guaranteed values under this contract.

When we deduct the Rider Charge, we deduct it proportionately from the Investment Options.  The deduction of the Rider Charge reduces the Contract Value and any Bonus Value.  The deduction of the Rider Charge does not reduce the amount we use to determine the Free Withdrawal Privilege, the Withdrawal Charge Basis, and the Total Income Value, and is not treated as a Withdrawal when calculating the guaranteed values provided by the Death Benefit.

We deduct the final Rider Charge on the Business Day this rider terminates.  However, if on a Quarterly Anniversary the Contract Value is less than the Rider Charge, we deduct any remaining Contract Value to cover the final Rider Charge and reduce the Contract Value to zero.

If this rider terminates before the Benefit Date due to the death of a Covered Person or Owner or the Annuitant if the Owner is a non-individual, we refund any Rider Charges accrued and deducted after the date of death.  If this rider terminates after the Benefit Date due to the death of a Covered Person or Owner (or Annuitant if the Owner is a non-individual), we will not refund Rider Charges accrued and deducted after the date of death.

We reserve the right to change the Rider Charge for this rider on each Quarterly Anniversary that this rider is in effect, subject to the Maximum Rider Charge shown on the Contract Schedule.  If we increase the Rider Charge, we will send you written notice.

S40848                                                                               6

Annuity Provisions

Annuitization
You are required to begin Annuity Payments on the Scheduled Annuity Date unless the Contract Value has been reduced to zero.  If you have begun receiving Income Focus Payments, the Contract Value is positive and you choose to take Annuity Payments under either Annuity Option 1 or 3 of the Base Contract, we make the following guarantees.

If you selected single Income Focus Payments and you choose Annuity Option 1 - Life Annuity where the sole Annuitant is the sole Covered Person, then the Annuity Payments are equal to the greater of:
•	the Option 1 annual payment based on the terms of the Base Contract; or
•	the current annual maximum Income Focus Payment available to you.

If you selected joint Income Focus Payments and you choose Annuity Option 3 - Joint and Last Survivor Life Annuity with payments to continue at a level of 100% to the surviving Joint Annuitant, and the Joint Annuitants are the Joint Covered Persons, then the Annuity Payments are equal to the greater of:
•	the Option 3 annual payment based on the terms of the Base Contract; or
•	the current annual maximum Income Focus Payment available to you.

The Annuity Payments must meet the Minimum Annuity Payment shown on the Contract Schedule.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America
[                                                                                                           ]
Gretchen Cepek                                                            Walter White
Secretary President

S40848                                                                               7